UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 15, 2005

Commission File Number:  0-21660

PAPA JOHN’S INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1203323
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

2002 Papa Johns Boulevard

Louisville, Kentucky  40299-2334

(Address of principal executive offices)

(502) 261-7272

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

The Compensation Committee of the Company’s Board of Directors adopted a new statement of compensation philosophy and principles in December 2004.  As a result, the Company has begun implementing a new executive incentive compensation program, which includes an emphasis on long-term incentive compensation, consisting of cash awards and stock-based incentives, to encourage executive officers to focus on the long-term success and enhanced wealth of the Company and its shareholders.  The Company also adopted stock ownership guidelines applicable to officers and directors of the Company, establishing certain minimum ownership levels to be achieved over five years.

On March 15, 2005, in accordance with the new compensation program, the Company made initial awards of stock options and performance shares, all under the Company’s 1999 Team Member Stock Ownership Plan (the “Plan”).  Under the program, executive officers annually (a) are eligible to receive an annual bonus targeted at between 50% and 100% of base salary, depending upon position, currently based upon the Company’s achievement of certain target levels of operating income, comparable store sales growth and restaurant-level transactions and, for certain officers, achievement of individual goals related to their positions; (b) receive an option to purchase shares of common stock under the Plan; (c) receive an additional grant of an option to purchase shares of common stock, representing two times the number of shares of the Company’s common stock each officer purchases on the open market or owns and designates to be held under the compensation guidelines; and (d) receive an award of performance shares under the Plan, payable in cash, measured over a three-year performance period based on total return to the Company’s shareholders compared to a peer group of companies, with awards for performance over a certain threshold ranging from 50% to 200% of the target performance share award.

Following are the awards of stock options and performance shares made to the Company’s executive officers on March 15, 2005:

Name of executive officer	Number of shares subject to stock options	Number of performance shares

John H. Schnatter	37,500	7,500
Nigel Travis	132,785	10,000
William M. Van Epps	10,000	2,000
Charles W. Schnatter	13,000	1,500
Julie Larner	13,000	1,500
J. David Flanery	9,492	1,500
Michael R. Cortino	3,102	1,500
Richard J. Emmett	13,000	1,500
Timothy C. O’Hern	8,314	1,500

All stock options included in the grants have an exercise price of $35.95, equal to the fair market value of the Company’s common stock on the grant date, vest after two years and expire in five years from the grant date.  Shares received upon exercise of the stock options, net of payment of the option price and applicable taxes, must be held for one year following exercise.

To facilitate participation in the executive incentive compensation program by Nigel Travis, who will become President and Chief Executive Officer of the Company on April 1, 2005, Mr. Travis purchased from the Company 27,434 shares of common stock on March 15, 2005, for approximately $1,000,000 ($36.45 per share).  The shares were priced at the closing price of the Company’s common stock on the NASDAQ National Market System on March 14, 2005, the day immediately preceding the date of the sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAPA JOHN’S INTERNATIONAL, INC.

(Registrant)

Date: March 17, 2005	/s/ J. David Flanery
J. David Flanery
Senior Vice President and
Chief Financial Officer